INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

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j2 GLOBAL COMMUNICATIONS, INC.

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j2 Global Communications, Inc.
6922 Hollywood Boulevard, Suite 500
Los Angeles, California 90028

Dear Stockholder:

We cordially invite you to attend the j2 Global Communications, Inc. 2010 Annual Meeting of Stockholders. The meeting will be held on Thursday, May 6, 2010, at 10:00 a.m. local time at the Renaissance Hollywood Hotel, 1755 N. Highland Avenue, Los Angeles, California 90028.

At the meeting, stockholders will vote on important matters. Please take the time to carefully read the proposals described in the attached proxy statement.

Thank you for your support of j2 Global Communications.

Sincerely, Richard S. Ressler Chairman of the Board

This proxy statement and the accompanying proxy card are being mailed to j2 Global
Communications, Inc.’s stockholders beginning on or about April 2, 2010.

j2 Global Communications, Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 6, 2010

We will hold the 2010 Annual Meeting of Stockholders of j2 Global Communications, Inc., a Delaware corporation, at the Renaissance Hollywood Hotel, 1755 N. Highland Avenue, Los Angeles, California 90028, on Thursday, May 6, 2010, at 10:00 a.m. local time, for the following purposes:

1.	To elect seven directors to serve for the ensuing year and until their successors are duly elected and qualified;

2.	To ratify the appointment of SingerLewak LLP to serve as j2 Global’s independent auditors for fiscal 2010; and

3.	To transact such other business as may properly come before the meeting and any adjournment(s) and postponement(s) thereof.

The foregoing items of business are more fully described in the proxy statement which is attached to, and made a part of, this notice.

The Board of Directors has fixed the close of business on March 18, 2010 as the record date for determining the stockholders entitled to receive notice of and to vote at the 2010 Annual Meeting of Stockholders and any adjournment or postponement thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting in person, you are urged to mark, date, sign and return the enclosed proxy card as promptly as possible to ensure your representation and the presence of a quorum at the Annual Meeting. If you submit your proxy and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

By Order of the Board of Directors, Jeffrey D. Adelman Vice President, General Counsel and Secretary

April 2, 2010
Los Angeles, California

TABLE OF CONTENTS

ABOUT THE ANNUAL MEETING	1

PROPOSAL 1 — ELECTION OF DIRECTORS	4

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS	7

CORPORATE GOVERNANCE	8

MEETINGS AND COMMITTEES OF THE BOARD	9

DIRECTOR COMPENSATION	12

EXECUTIVE OFFICERS	13

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	14

EXECUTIVE COMPENSATION	17

COMPENSATION COMMITTEE REPORT	22

COMPENSATION RISK	22

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	23

AUDIT COMMITTEE REPORT	32

INFORMATION ABOUT j2 GLOBAL’S AUDITORS	33

CERTAIN TRANSACTIONS	33

DEADLINE FOR SUBMITTING STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE NEXT ANNUAL MEETING	34

COST OF ANNUAL MEETING AND PROXY SOLICITATION	35

HOUSEHOLDING	35

OTHER MATTERS	35

j2 Global Communications, Inc.
6922 Hollywood Boulevard, Suite 500, Los Angeles, California 90028

April 2, 2010

PROXY STATEMENT

ABOUT THE ANNUAL MEETING

Who Is Soliciting My Vote?

The Board of Directors of j2 Global Communications, Inc. (“j2 Global”) is soliciting your vote at the 2010 Annual Meeting of j2 Global’s stockholders (the “Annual Meeting”).

What Will I Be Voting On?

1.   A proposal to elect seven members to the j2 Global Board of Directors (see page 4); and

2.   A proposal to ratify the appointment of SingerLewak LLP (“SingerLewak”) to serve as j2 Global’s independent auditors for fiscal 2010 (see page 7).

How Many Votes Do I Have?

You will have one vote for every share of j2 Global common stock you owned at the close of business on March 18, 2010 (the record date).

How Many Votes Can Be Cast By All Stockholders?

45,179,955, which represents the total number of shares of j2 Global common stock that were outstanding and eligible to vote on the record date.

How Many Votes Must Be Present to Hold the Meeting?

A majority of the votes that can be cast, or 22,589,978 votes. We urge you to vote by proxy even if you plan to attend the Annual Meeting, so that we will know as soon as possible that enough votes will be present for us to hold the Annual Meeting.

What is the Required Vote to Approve Each Proposal?

1.           For Proposal 1 – Election of Directors – the seven nominees receiving the highest number of votes will be elected to the j2 Global Board of Directors, whether or not such number of votes for any individual represents a majority of the votes cast.

2.           For Proposal 2 – Ratification of Selection of Independent Auditors – approval requires the affirmative vote of holders of a majority of shares of j2 Global common stock present or represented and entitled to vote at the Annual Meeting.

How Do I Vote?

If you are a shareholder of record, you can vote either in person at the Annual Meeting, by proxy without attending the Annual Meeting or as otherwise provided in this mailing. To vote by proxy, you must fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope.

If you own your j2 Global stock through a bank or broker, you may instruct your broker or other nominee to vote your shares by following the instructions that the broker or nominee provides to you. Most brokers offer voting by mail, by telephone and on the Internet.

If you want to vote in person at the Annual Meeting, and you hold your j2 Global stock through a bank or broker (that is, in street name), you must obtain a proxy from your bank or broker and bring that proxy to the Annual Meeting.

Can I Revoke My Proxy?

Yes. Just send in a new proxy card with a later date, send a written notice of revocation to j2 Global’s Secretary at 6922 Hollywood Boulevard, Suite 500, Los Angeles, California 90028 or, if you own your j2 Global stock through a bank or broker that provides for voting by telephone or over the Internet, follow the instructions provided by your bank or broker. In addition, if you are a shareholder of record, attend the Annual Meeting and want to vote in person, you can request that your previously submitted proxy not be used. Attendance at the Annual Meeting will not by itself revoke a proxy.

What If I Don’t Vote For a Matter Listed On My Proxy Card?

If you return a proxy card without indicating your vote, your shares will be voted FOR the director nominees listed on the card and FOR ratification of the appointment of SingerLewak as j2 Global’s independent auditors, and otherwise in accordance with the judgment of the person or persons voting the proxy on any other matter properly brought before the Annual Meeting.

What If I Vote “Abstain”?

Abstentions are counted as votes present for purposes of determining whether a quorum exists for the transaction of business at the Annual Meeting. An abstention has no effect on the outcome of Proposal 1 – Election of Directors. An abstention has the same effect as a vote against Proposal 2 – Ratification of Selection of Independent Auditors.

Can My Shares Be Voted If I Don’t Return My Proxy Card and Don’t Attend the Annual Meeting?

If you don’t vote your shares held in street name, your broker may be able to vote your shares on the matters scheduled to come before the Annual Meeting. If you want your vote to count in the election of Directors, it is critical that you cast your vote on Proposal 1 – Election of Directors. In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of Directors, your broker was allowed to vote those shares on your behalf as it felt appropriate. Recent changes in regulation take away the ability of your broker to vote your uninstructed shares in the election of Directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of Directors, no votes will be cast on your behalf. Your broker will, however, continue to have discretion to vote any uninstructed shares on Proposal 2 – Ratification of Selection of Independent Auditors.

If your broker does not have discretion to vote your shares held in street name on a particular proposal and you don’t give your broker instructions on how to vote your shares, or your broker has such discretion but does not exercise it, the votes will be broker non-votes, which will be counted for purposes of determining whether a quorum is present for transaction of business at the Annual Meeting. Broker non-votes will have no effect on the vote for Proposal 1 – Election of Directors or Proposal 2 – Ratification of Selection of Independent Auditors.

If you don’t vote your shares held in your name, your shares will not be counted as present for purposes of determining whether a quorum exists for transaction of business at the Annual Meeting, and no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

What Happens if the Meeting is Postponed or Adjourned?

           Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Who Can I Contact if I Have Questions Concerning the Annual Meeting?

If you have any further questions about voting your shares or attending the Annual Meeting, or wish to obtain directions to the Annual Meeting, please call or email j2 Global’s Investor Relations Department at 323-657-5371 or investor@j2global.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 6, 2010

This proxy statement and j2 Global’s Annual Report are available on the Investor Relations section of j2 Global’s website at http://investor.j2global.com/sec.cfm.

PROPOSAL 1 — ELECTION OF DIRECTORS

General

A Board of seven directors is to be elected at the Annual Meeting. All director nominees are current directors. Unless otherwise instructed on the proxy card, the proxy holders will vote the proxies received by them for j2 Global’s seven nominees named below, each of whom is currently a director of j2 Global. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, neither of which is expected to occur, the proxies will be voted for such nominee as shall be designated by the current j2 Global Board of Directors to fill the vacancy.

Vote Required

Each share of j2 Global common stock may vote for up to seven director-nominees. Votes may not be cumulated. If a quorum is present, the seven nominees receiving the highest number of votes will be elected to the j2 Global Board of Directors, whether or not such number of votes for any individual represents a majority of the votes cast.

The term of office of each person elected as a director will continue until the next Annual Meeting or until his successor has been duly elected and qualified.

THE j2 GLOBAL BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED BELOW.

Nominees

The names of the nominees, their ages at the record date and certain other information about them are set forth below:

Name	Age	Principal Occupation	Director Since
Richard S. Ressler(4)	51	President of Orchard Capital Corporation	1997
Douglas Y. Bech(2)(3)	64	Chairman and CEO of Raintree Resorts International, LLC	2000
Robert J. Cresci(1)(2)(4)	66	Managing Director of Pecks Management Partners Ltd.	1998
W. Brian Kretzmer(1)(3)	56	Private Investor	2007
John F. Rieley(5)	67	Entrepreneur	1995
Stephen Ross(1)(5)	61	Senior Vice President – Recreational Enterprises of Warner Bros Entertainment, Inc.	2007
Michael P. Schulhof(2)(3)(4)	67	Private Investor	1997
________________
(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Corporate Governance and Nominating Committee

(4)	Member of the Executive Committee

(5)	Member of the Investor Relations Committee

There are no family relationships among any of the directors or executive officers of j2 Global.

Director Backgrounds and Qualifications

The following paragraphs provide information as of the date of this proxy statement about each director nominee. The information presented includes information each director has given us about his age, all positions he holds, his principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he currently serves as a director or has served as a director during the past five years. Also included is a brief discussion of the specific experience, qualifications, attributes and skills of each nominee that led our Board to the conclusion that the nominee should serve as a director. In addition to the specifically noted criteria, j2 Global believes that each nominee has a reputation for integrity and honesty and has demonstrated business acumen and an ability to exercise sound judgment.

Richard S. Ressler has been Chairman of the Board of Directors and a director of j2 Global since 1997 and served as j2 Global’s Chief Executive Officer from 1997 to 2000, serving in each of these capacities pursuant to a consulting agreement between j2 Global and Orchard Capital Corporation (“Orchard Capital”). Mr. Ressler is the founder and President of Orchard Capital, a firm that provides investment capital and advice to companies (including j2 Global) in which Orchard Capital or its affiliates invest. He has been President of Orchard Capital since 1994. Mr. Ressler is a Co-Founder and Principal of CIM Group, Inc., a real estate investment and management company. He is a Co-Founder and Chairman of Orchard First Source Asset Management, LLC, a debt investment and management company. Mr. Ressler also serves as a board member for various private companies. Mr. Ressler’s extensive experience with and knowledge of business management and finance are invaluable to our Board’s discussions.

Douglas Y. Bech has served as a director of j2 Global since November 2000. From August 1988 through November 2000, he served as a director of eFax.com, a company j2 Global acquired in November 2000. Since August 1997, Mr. Bech has served as Chairman and Chief Executive Officer of Raintree Resorts International, LLC, a company that owns and operates upscale vacation ownership resorts. Prior to his present position, Mr. Bech practiced law, most recently from October 1994 to October 1997 as a partner with Akin, Gump, Strauss, Hauer & Feld, L.L.P. He currently serves on the board of Frontier Oil Corporation, of which he is the presiding independent director. Mr. Bech’s previous work as a securities and corporate finance lawyer, as a director of another public company and his current experience as a chief executive officer of a private enterprise engaged in marketing, management and consumer finance in three different countries provide expertise on corporate governance and a unique perspective to the Board.

Robert J. Cresci has been a director of j2 Global since 1998. Mr. Cresci has been a Managing Director of Pecks Management Partners Ltd., an investment management firm, since 1990. He currently serves on the boards Luminex Corporation and Continucare Corporation and, until 2009, served on the board of Sepracor, Inc. Mr. Cresci’s extensive knowledge of investment management and accounting from his experience with Pecks Management Partners and his experience serving on other public company boards of directors have proven invaluable to our Board’s discussions regarding investment strategies, accounting issues and public company matters.

W. Brian Kretzmer was elected to j2 Global’s Board of Directors in July 2007. He is currently an investor in several private firms where he serves in multiple capacities. From 1999 to 2006, Mr. Kretzmer was Chief Executive Officer of MAI Systems Corporation (which operated principally through its subsidiary Hotel Information Systems), a provider of enterprise management solutions for lodging organizations. He also served as Chief Financial Officer of MAI Systems Corporation from 1999 to 2000. Mr. Kretzmer’s experience with MAI Systems Corporation provides the Board a valuable operational and financial perspective and accounting expertise.

John F. Rieley is a co-founder and has been a director of j2 Global since 1995. From December 1995, when j2 Global was founded, until March 1997, he held various positions with j2 Global. Between March 1997 and the present, Mr. Rieley has, from time to time, provided consulting services to j2 Global under various consulting arrangements. Mr. Rieley has managed, marketed and consulted on other projects in the media field, the airline industry and in public affairs, including as President of Flasher Factory, Inc. Mr. Rieley brings to the Board entrepreneurial experience and expertise in media and public relations.

Stephen Ross was elected to j2 Global’s Board of Directors in July 2007. From 1989 to the present, he has served in various positions with Warner Bros Entertainment, Inc. He is currently Senior Vice President – Recreational Enterprises. Until 2009, Mr. Ross also served as a director of Grill Concepts, Inc., a restaurant company.  Mr. Ross’ more than 20 years of broad experience with one of the world’s premiere entertainment companies provides the Board a unique perspective.

Michael P. Schulhof has been a director of j2 Global since 1997. Mr. Schulhof is a private investor in the media, communications and entertainment industries and the Chairman of GTI Group LLC, a private investment firm that provides equity capital for early stage venture, growth equity and middle market buyout opportunities. From 1993 to 1996, he was President and Chief Executive Officer of Sony Corporation of America. Mr. Schulhof is a member of the Board of Directors of CASA (the National Center on Addiction and Substance Abuse) at Columbia University, a Trustee of the New York University Langone Medical Center, an Honorary Trustee of the Brookings Institution and a member of the Board of Trustees of the Solomon R. Guggenheim Foundation. Mr. Schulhof’s extensive experience with global business operations and finance, together with his leadership roles with major educational, charitable and arts institutions, brings the Board a diverse and valuable perspective.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected SingerLewak as independent auditors for j2 Global for the fiscal year ending December 31, 2010. SingerLewak has served as j2 Global’s independent auditors since March 2007. Notwithstanding the ratification of SingerLewak as j2 Global’s independent auditors, the Audit Committee, in its discretion, may direct appointment of new independent auditors at any time during the year, if the Audit Committee believes that such a change would be in the best interests of j2 Global and its stockholders. In addition, if the stockholders do not ratify the appointment of SingerLewak, the Audit Committee will consider the appointment of other independent auditors, but is not required to do so. Representatives of SingerLewak are expected to be present at the Annual Meeting and available to respond to appropriate questions.  Those representatives will have the opportunity to make a statement if they wish to do so.

Ratification of SingerLewak as j2 Global’s auditors for the fiscal year ending December 31, 2010 requires the affirmative vote of the holders of a majority of shares of j2 Global common stock present or represented and entitled to vote at the Annual Meeting.

THE j2 GLOBAL BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2, RATIFICATION OF SELECTION OF SINGERLEWAK AS j2 GLOBAL’S INDEPENDENT AUDITORS.

CORPORATE GOVERNANCE

j2 Global’s Board of Directors has adopted Corporate Governance Principles and a Code of Business Conduct and Ethics (the “Code”), which are both posted, along with the charters for the Audit, Compensation, Corporate Governance and Nominating and Investor Relations Committees in the corporate governance section of j2 Global’s website at http://investor.j2global.com/documents.cfm.

Corporate Governance Principles

j2 Global’s Corporate Governance Principles provide guidelines that govern the qualifications and conduct of the Board of Directors. The Corporate Governance Principles are consistent with the corporate governance requirements of the Sarbanes-Oxley Act of 2002 (“SOX”) and the corporate governance listing requirements applicable to companies whose securities are listed on the Nasdaq Global Select Market (the “Nasdaq listing standards”). The Corporate Governance Principles address, among other things:

•
the independence and other qualifications of members of the j2 Global Board of Directors and Corporate Governance and Nominating Committee. The Corporate Governance Principles provide that a majority of the directors, and all members of the Audit, Compensation and Corporate Governance and Nominating Committees shall be independent of j2 Global and its management;

•	the functions of the Board of Directors in relation to oversight of j2 Global;

•	the selection, evaluation and approval of compensation of j2 Global’s executive officers;

•	the organization and basic function of committees of the Board of Directors; and

•	the authority of the Board of Directors and committees to engage outside advisors.

Code of Business Conduct and Ethics

j2 Global’s Code of Business Conduct and Ethics applies to all directors, officers and employees of j2 Global, including j2 Global’s Chief Executive Officer, President, Chief Financial Officer and Vice President, General Counsel & Secretary. The Code embodies j2 Global’s commitment to conduct its business in accordance with all applicable laws, rules and regulations, and the highest ethical standards. The Code is posted on the corporate governance page of j2 Global’s website, and can be accessed at http://investor.j2global.com/documents.cfm.

Board Leadership

We separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the different responsibilities fulfilled by the Chief Executive Officer and the Chairman of the Board at j2 Global. The Chief Executive Officer is responsible for setting the strategic direction for j2 Global and for the day-to-day leadership and performance of j2 Global, while the Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for, and presides over, meetings of the Board of Directors.

Director Independence

Douglas Y. Bech, Robert J. Cresci, W. Brian Kretzmer, Stephen Ross and Michael P. Schulhof are independent directors, as defined in the Nasdaq listing standards and as determined by j2 Global’s Board of Directors.

Communications with the Board of Directors and the Audit Committee

The Board of Directors welcomes communications from stockholders and has adopted a procedure for receiving and addressing them. Interested parties may also submit complaints regarding accounting, internal accounting controls or auditing matters to j2 Global’s Audit Committee. Stockholders may send written communications to the entire Board of Directors, to the Audit Committee or to individual members, addressing them to j2 Global Communications, Inc., 6922 Hollywood Boulevard, Suite 500, Los Angeles, California 90028, Attention: Corporate Secretary. Communications by e-mail should be addressed to investor@j2global.com and marked “Attention: Corporate Secretary” in the “Subject” field.

The Board of Directors has instructed the Secretary to review all communications so received (via e-mail or otherwise), and to exercise his discretion not to forward to members of the Board of Directors correspondence that is inappropriate such as business solicitations, frivolous communications and advertising, routine business matters (i.e., business inquiries, complaints or suggestions) and personal grievances. However, any director may at any time request the Secretary to forward any and all communications received by the Secretary but not forwarded to the Board of Directors.

Risk Management

The Board of Directors plays an active role, as a whole and also at the committee level, in overseeing management of j2 Global’s risks and strategic direction. The Board regularly reviews information regarding j2 Global’s liquidity and operations, as well as the risks associated with each. j2 Global’s Compensation Committee is responsible for overseeing the management of risks relating to j2 Global’s executive compensation plans and arrangements. The Audit Committee oversees the process by which j2 Global’s senior management and the relevant departments assess and manage j2 Global’s exposure to, and management of, financial risks. The Corporate Governance and Nominating Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. The Investor Relations Committee oversees management of risks associated with dissemination of information relating to j2 Global to the public. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed about such risks.

MEETINGS AND COMMITTEES OF THE BOARD

Board Meetings and Attendance at Annual Meeting

The Board of Directors of j2 Global held a total of eight meetings during 2009. During 2009, each director attended at least seventy-five percent (75%) of all of the meetings of the Board of Directors and the committees of which he was a member. j2 Global encourages, but does not require, members of the Board of Directors to attend annual stockholder meetings. Five of j2 Global’s seven directors attended j2 Global’s 2009 Annual Meeting of Stockholders.

Executive Sessions

In accordance with j2 Global’s Corporate Governance Principles, executive sessions of non-management directors are held at least twice a year. The sessions are scheduled and chaired by the Chairman of the Audit Committee. Any non-management director can request that an additional executive session be scheduled.

Board Committees

The Board of Directors has established five standing committees: Audit, Compensation, Corporate Governance and Nominating, Executive and Investor Relations. The Audit, Compensation and Corporate Governance and Nominating Committees are composed solely of independent directors as defined in the Nasdaq listing standards and determined by the Board of Directors. The charters of the Audit, Compensation, Corporate Governance and Nominating and Investor Relations Committees are posted on the corporate governance portion of j2 Global’s website at http://investor.j2global.com/documents.cfm.

Audit Committee

The Audit Committee currently consists of Messrs. Kretzmer, Ross and Cresci, who is the Chairman of the Committee. The Audit Committee is comprised solely of directors who meet all the independence standards for audit committee members as set forth in SOX and the rules of the Securities and Exchange Commission (“SEC”) adopted pursuant to SOX and the Nasdaq listing standards. The Board of Directors has determined that Mr. Cresci is an “audit committee financial expert” as that term is defined in the SEC rules adopted pursuant to SOX and that he has accounting or related financial management expertise, in each case in accordance with the rules of the SEC and the Nasdaq listing standards. The Board of Directors has determined that each member of the Audit Committee is able to read and understand fundamental financial statements. The Audit Committee is responsible for, among other things, retaining and overseeing j2 Global’s independent auditors, approving the services performed by them and reviewing j2 Global’s financial reports and reporting process, accounting principles and its system of internal accounting controls. The Audit Committee held six meetings in 2009 and also conducted business by written consent.  See the “Audit Committee Report” below.

Compensation Committee

The Compensation Committee currently consists of Messrs. Bech, Cresci and Schulhof, who is the Chairman of the Committee. The Compensation Committee is responsible for, among other things:

•	administering j2 Global’s compensation programs, including its stock-based compensation plans;

•
reviewing the performance of j2 Global’s executives and recommending to the Board of Directors, for approval by a majority of independent directors, goals and objectives, as well as compensation (including, salary, bonus and equity grants) for j2 Global’s executives;

•	periodically evaluating compensation paid to non-management members of the Board, including monitoring the competitiveness and composition of Director compensation;

•	recommending to the Board of Directors changes to j2 Global’s compensation policies and benefits programs; and

•	otherwise seeking to ensure that j2 Global’s compensation philosophy is consistent with j2 Global’s best interests and is properly implemented.

The Compensation Committee’s charter does not provide for the delegation of the Compensation Committee’s responsibilities. The Compensation Committee held seven meetings in 2009. See the “Compensation Committee Report” below.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee currently consists of Messrs. Kretzmer, Schulhof and Bech, who is the Chairman of the Committee. The Corporate Governance and Nominating Committee is responsible for, among other things:

•
identifying, evaluating and nominating qualified individuals to become director nominees at j2 Global’s annual meetings of stockholders or to fill vacancies occurring between annual meetings of stockholders;

•	recommending members of the Board of Directors for nomination to, or to fill vacancies on, the standing committees of the Board of Directors;

•	developing and recommending to the Board of Directors standards for addressing conflicts of interest;

•	developing, recommending to the Board of Directors and reviewing j2 Global’s Corporate Governance Principles; and

•	evaluating the performance of the Board of Directors and its committees.

The Corporate Governance and Nominating Committee has not established specific minimum age, education, experience or skill requirements for potential director nominees. In selecting director nominees, the Corporate Governance and Nominating Committee takes into consideration various factors to find candidates that will be able to represent the interests of the stockholders, including judgment, skill, diversity, integrity, educational background, experience with businesses and other organizations of a comparable size, the interplay of the candidate’s experience with that of the other members of the Board of Directors and the extent to which a candidate would be a desirable addition to the Board of Directors and any committees of the Board of Directors. Although the Corporate Governance and Nominating Committee does not have a formal policy with respect to diversity, in accordance with the Company’s Corporate Governance Principles, the Corporate Governance and Nominating Committee endeavors to seek nominees representing diverse experience in policy-making positions in business and technology, and in areas that are relevant to the Company’s global activities.

The Corporate Governance and Nominating Committee may consider candidates proposed by management or by stockholders, but is not limited to such candidates. The Corporate Governance and Nominating Committee evaluates director candidates recommended by stockholders in the same way that it evaluates candidates recommended by other sources. j2 Global sets forth its policy with regard to the consideration of any director candidates recommended by stockholders in its Bylaws. See “Deadline for Submitting Stockholder Proposals and Director Nominations for the Next Annual Meeting” for more information regarding the procedures for the consideration of any director candidates recommended by stockholders.

The Corporate Governance and Nominating Committee held three formal meetings in 2009.

Executive Committee

The Executive Committee currently consists of Messrs. Cresci, Schulhof and Ressler, who is the Chairman of the Committee. The Executive Committee may take certain action permitted by law and j2 Global’s Bylaws in the intervals between meetings of the full Board of Directors. Although the Executive Committee held no formal meetings during 2009, the Committee advised the Board of Directors on various issues delegated to it throughout the year.

Investor Relations Committee

The Investor Relations Committee currently consists of Messrs. Ross and Rieley, who is the Chairman of the Committee. The Investor Relations Committee is responsible for, among other things, monitoring and assisting management with the strategic direction and overall status of j2 Global’s investor relations and public relations programs and associated activities, including assistance with development of global investor relations and public relations strategies. The Investor Relations Committee held no formal meetings in 2009, but conducted regular informal meetings with senior management regarding material investor and public relations matters.

DIRECTOR COMPENSATION

Each director, except Richard S. Ressler, receives an annual retainer of $50,000. In addition to the annual retainer, the Chairman of each of the Audit, Compensation, Corporate Governance and Nominating and Investor Relations Committees receives $10,000 per annum. Mr. Ressler is separately compensated for his services as Chairman of the Board of Directors pursuant to a consulting agreement between j2 Global and Orchard Capital, a company controlled by Mr. Ressler. Under this consulting arrangement, which runs for consecutive six-month terms, Orchard Capital receives compensation of $23,000 per month. The agreement is terminable by either party by written notice delivered at least 30 days prior to commencement of the next six-month term.

At the first scheduled Compensation Committee and Board of Directors meeting following each annual meeting of stockholders, each director shall receive (i) options to purchase shares of the Company’s common stock with a fair market value under the Black-Scholes model of $200,000 on the date of grant; and (ii) restricted shares of the Company’s common stock with a fair market value under the Black Scholes model of $200,000 on the date of grant.

The following table contains information with respect to the compensation of j2 Global’s directors for the fiscal year ended December 31, 2009.

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)

Richard S. Ressler	$276,000	(1)	$199,992	$199,993	—	—	—		$675,985

Douglas Y. Bech	$60,000		$199,992	$199,993	—	—	—		$459,985

Robert J. Cresci	$60,000		$199,992	$199,993	—	—	—		$459,985

W. Brian Kretzmer	$50,000		$199,992	$199,993	—	—	—		$449,985

John F. Rieley	$60,000		$199,992	$199,993	—	—	$60,000	(5)	$519,985

Stephen Ross	$50,000		$199,992	$199,993	—	—	—		$449,985

Michael P. Schulhof	$60,000		$199,992	$199,993	—	—	—		$459,985

________________

(1)
Payments to Mr. Ressler are made pursuant to a consulting agreement between j2 Global and Orchard Capital, a company controlled by Mr. Ressler.  See “Certain Transactions – Consulting Agreements” for a more detailed description of this arrangement.

(2)
These amounts represent the grant date fair value under FASB ASC Topic No. 718, Compensation – Stock Compensation (“ASC 718”) for restricted stock awards and stock options granted in 2009, and, for option grants to non-employees, were also calculated in accordance with FASB ASC Topic No. 505, Equity. The ASC 718 value as of the grant date for stock awards and stock options is spread over the number of months of service required for the grant to become non-forfeitable. There can be no assurance that the ASC 718 amount will ever be realized. Assumptions used in the calculation of these amounts for awards granted in 2009 are included in Note 11, “Stock Options and Employee Stock Purchase Plan” to the audited financial statements for the fiscal year ended December 31, 2009 included in j2 Global’s Annual Report on Form 10-K filed with the SEC on February 23, 2010.

(3)	Each director had 21,783 outstanding restricted stock awards at fiscal year end.

(4)
The directors had the following outstanding stock options at fiscal year end: Mr. Ressler: 1,089,292; Mr. Bech: 309,523; Mr. Cresci: 348,459; Mr. Kretzmer: 72,459; Mr. Rieley: 67,903; Mr. Ross: 72,459; Mr. Schulhof: 67,903.

(5)	This amount represents consulting fees earned in 2009 for public relations services. See “Certain Transactions – Consulting Agreements” for a more detailed description of this arrangement.

EXECUTIVE OFFICERS

The following sets forth certain information regarding j2 Global’s executive officers (ages are as of the record date):

Nehemia Zucker, 53, became j2 Global’s Chief Executive Officer in May 2008. From August 2005 to May 2008, Mr. Zucker was Co-President and Chief Operating Officer. From April to August 2005, he served as Co-President, and from May 2003 to August 2005, he served as Chief Marketing Officer. From December 2000 to May 2003, Mr. Zucker served as Chief Marketing Officer and Chief Financial Officer, and from 1996 to December 2000, he served as Chief Financial Officer. Prior to joining j2 Global in 1996, Mr. Zucker was Chief Operations Manager of Motorola’s EMBARC division, which packaged CNBC and ESPN for distribution to paging and wireless networks. From 1980 to 1996, he held various positions in finance, operations and marketing at Motorola in the United States and abroad.

R. Scott Turicchi, 46, became President in May 2008. From June 2007 until May 2008, Mr. Turicchi was Co-President.  From August 2005 until June 2007, he was Co-President and Chief Financial Officer. From May 2003 to August 2005, Mr. Turicchi served as j2 Global’s Chief Financial Officer, and from March 2000 through May 2003 he served as j2 Global’s Executive Vice President, Corporate Development. Mr. Turicchi served as a member of j2 Global’s Board of Directors from 1998 through 2000. From 1990 to 2000, he was with Donaldson, Lufkin & Jenrette Securities Corporation’s investment banking department, holding various positions, including Managing Director. Mr. Turicchi is a member of the Board of Directors of Greenhills Software, Inc., a privately held company that develops real-time operating systems. He is also a member of the Board of Governors of Thomas Aquinas College, Vice Chairman of the Council for Institutional Advancement for the Pontifical North American College and a Trustee of the John Paul II Cultural Center.

Jeffrey D. Adelman, 43, has been j2 Global’s Vice President, General Counsel and Secretary since September 2000. Prior to joining j2 Global, Mr. Adelman practiced corporate, securities and mergers and acquisition law with the Detroit law firm of Miller, Canfield, Paddock & Stone, PLC. Mr. Adelman is a member of the state bars of California and Michigan. He also serves on the Board of Directors of Presbia Holdings, a developer and marketer of advanced ophthalmologic technology.

Kathleen M. Griggs, 55, was appointed as Chief Financial Officer of j2 Global effective June 1, 2007. From November 2004 until joining j2 Global, she served as a financial consultant to various companies. From July 2003 to November 2004, Ms. Griggs served as Chief Financial Officer of SonicWall, Inc., a publicly held Internet security system manufacturer. From March 2000 until July 2003, she was Executive Vice President and Chief Financial Officer of QAD, Inc., a publicly held provider of enterprise resource planning software. Prior to 2000, Ms. Griggs served as Chief Financial Officer for various companies, including Borland Software Corporation and Softbank Content Services.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

Information Regarding Beneficial Ownership of Principal Stockholders

The following table contains information regarding the beneficial ownership of j2 Global common stock by the stockholders j2 Global knows to beneficially own more than five percent of j2 Global’s outstanding shares of common stock. The percentage of ownership is calculated using the number of outstanding shares on March 18, 2010.

Name	Number of Shares Beneficially Owned(1)	Approximate Percentage
FMR LLC 82 Devonshire Street Boston, Massachusetts 02109	6,735,609(2)	14.91%

BlackRock Inc. (formerly Barclays Global Investors NA) 40 East 52nd Street New York, NY 10022	3,992,580(3)	8.84%

William Blair & Company, L.L.C. 222 W. Adams Chicago, Illinois 60606	2,248,154(4)	4.98%

________________

(1)	As of March 18, 2010, 45,179,955 shares of j2 Global common stock were outstanding.

(2)
Based solely on information set forth in stockholder’s Schedule 13G/A filed with the SEC on February 16, 2010. According to the Schedule 13G/A, FMR has sole voting power over 771,130 shares and sole dispositive power over 6,735,609 shares of j2 Global common stock; Edward C. Johnson 3rd, Chairman of FMR, has sole dispositive power over 6,735,609 shares of j2 Global common stock.

(3)
Based solely based on information set forth in stockholder’s Schedule 13G filed with the SEC on January 29, 2010. According to the Schedule 13G, BlackRock reported that it has sole voting and sole dispositive power over 3,992,580 shares of j2 Global common stock.

(4)
Based solely on information set forth in stockholder’s Schedule 13G/A filed with the SEC on February 5, 2010. According to the Schedule 13G/A, William Blair & Company reported that it has sole voting and sole dispositive power over 2,248,154 shares of j2 Global common stock.

Information Regarding Beneficial Ownership of Management

The following table sets forth certain information that has been provided to j2 Global with respect to beneficial ownership of shares of j2 Global common stock as of March 18, 2010 by: (i) each director and nominee for director of j2 Global, (ii) each of the named executive officers of j2 Global and (iii) all directors and executive officers of j2 Global as a group:

Name(1)	Number of Shares Beneficially Owned(2)	Approximate Percentage
Richard S. Ressler	2,054,042(3)	4.44%
Douglas Y. Bech	373,527(4)	*
Robert J. Cresci	341,059(5)	*
W. Brian Kretzmer	51,659(6)	*
John F. Rieley	58,503(7)	*
Stephen Ross	50,659(8)	*
Michael P. Schulhof	49,903(9)	*
Nehemia Zucker	290,408(10)	*
R. Scott Turicchi	982,281(11)	2.14%
Jeffrey D. Adelman	92,298(12)	*
Kathleen M. Griggs	111,415(13)	*
All directors and executive officers as a group (11 persons)	4,455,754(14)	9.32%
________________
* Less than 1%

(1)	The address for all executive officers, directors and director nominees is c/o j2 Global Communications, Inc., 6922 Hollywood Blvd., Suite 500, Los Angeles, California 90028.

(2)	As of March 18, 2010, 45,179,955 shares of j2 Global common stock were outstanding.

(3)
Consists of 1,009,161 shares of j2 Global common stock, including 21,783 shares of unvested restricted stock, and options to acquire 1,044,881 shares of j2 Global common stock that are exercisable within 60 days of the record date for the Annual Meeting.

(4)
Consists of 108,415 shares of j2 Global common stock, including 21,783 shares of unvested restricted stock, owned by Douglas Y. Bech, 5,026 shares of j2 Global common stock owned by the AYBech Trust of 1984 and 5,026 shares of j2 Global common stock owned by the KEBech Trust of 1984, and options to acquire 265,112 shares of j2 Global common stock that are exercisable within 60 days of the record date for the Annual Meeting. Mr. Bech is the trustee of the AYBech Trust of 1984 and of the KEBech Trust of 1984 but has disclaimed beneficial ownership of any shares of j2 Global common stock in which he has no pecuniary interest.

(5)
Consists of 37,011 shares of j2 Global common stock, including 21,783 shares of unvested restricted stock, and options to acquire 304,048 shares of j2 Global common stock that are exercisable within 60 days of the record date for the Annual Meeting.

(6)
Consists of 26,011 shares of j2 Global common stock, including 21,783 shares of unvested restricted stock, and options to acquire 25,648 shares of j2 Global common stock that are exercisable within 60 days of the record date for the Annual Meeting.

(7)
Consists of 35,011 shares of j2 Global common stock, including 21,783 shares of unvested restricted stock, and options to acquire 23,492 shares of j2 Global common stock that are exercisable within 60 days of the record date for the Annual Meeting.

(8)
Consists of 25,011 shares of j2 Global common stock, including 21,783 shares of unvested restricted stock, and options to acquire 25,648 shares of j2 Global common stock that are exercisable within 60 days of the record date for the Annual Meeting.

(9)
Consists of 26,411 shares of j2 Global common stock, including 21,783 shares of unvested restricted stock, and options to acquire 23,492 shares of j2 Global common stock that are exercisable within 60 days of the record date for the Annual Meeting.

(10)
Consists of 181,408 shares of j2 Global common stock, including 161,250 shares of unvested restricted stock, and options to acquire 109,000 shares of j2 Global common stock that are exercisable within 60 days of the record date for the Annual Meeting.

(11)
Consists of 261,481 shares of j2 Global common stock, including 109,500 shares of unvested restricted stock, and options to acquire 720,800 shares of j2 Global common stock that are exercisable within 60 days of the record date for the Annual Meeting.

(12)
Consists of 56,098 shares of j2 Global common stock, including 46,950 shares of unvested restricted stock, and options to acquire 36,200 shares of j2 Global common stock that are exercisable within 60 days of the record date for the Annual Meeting.

(13)
Consists of 66,815 shares of j2 Global common stock, including 61,200 shares of unvested restricted stock, and options to acquire 44,600 shares of j2 Global common stock that are exercisable within 60 days of the record date for the Annual Meeting.

(14)
Consists of 1,832,833 shares of j2 Global common stock, including 531,381 shares of unvested restricted stock, and options to acquire 2,622,921 shares of j2 Global common stock that are exercisable within 60 days of the record date for the Annual Meeting.

j2 Global is not aware of any arrangements, including any pledge by any person of j2 Global’s securities, the operation of which may at a subsequent date result in a change in control of j2 Global. j2 Global is not aware of any material proceedings to which any director, officer or affiliate of j2 Global, any owner of record or beneficially of more than five percent of j2 Global’s common stock or any associate to any such director, officer, affiliate or stockholder is a party adverse to j2 Global or any of its subsidiaries or has a material interest adverse to j2 Global or any of its subsidiaries.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires j2 Global’s officers (as defined in Rule 16a-1(f)), directors and persons who own more than 10% of a registered class of j2 Global’s equity securities to file reports of ownership and changes in ownership with the SEC. Such persons are required by SEC regulations to furnish j2 Global with copies of all Section 16(a) forms they file. Based solely on j2 Global’s review of the copies of such forms received by j2 Global and written representations from certain reporting persons that they have complied with the relevant filing requirements, j2 Global believes that all filing requirements applicable to j2 Global’s officers, directors and 10% stockholders were complied with during the fiscal year ended December 31, 2009, except that Mr. Kretzmer did not file a Form 4 reporting the following purchases of j2 Global common stock until September 3, 2009:  (i) the purchase of 430 shares of j2 Global common stock made on August 20, 2009, and (ii) the purchase of 570 shares of j2 Global common stock made on August 25, 2009.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

General

The Compensation Committee of j2 Global’s Board of Directors:

•	administers j2 Global’s compensation programs, including its stock-based compensation plans;

•	recommends to the Board of Directors, for approval by a majority of independent directors, the compensation to be paid to j2 Global’s executives;

•	recommends to the Board of Directors changes to j2 Global’s compensation policies and benefits programs; and

•	otherwise seeks to ensure that j2 Global’s compensation philosophy is consistent with j2 Global’s best interests and is properly implemented.

The Compensation Committee currently is comprised of three non-employee directors whom the Board of Directors has determined are independent for purposes of Nasdaq Marketplace Rule 5605.

Compensation Philosophy and Objectives

j2 Global’s executive compensation program is designed to attract, retain and motivate j2 Global’s executive officers in a manner that is tied directly to achievement of j2 Global’s overall operating and financial goals, and thereby increase j2 Global’s overall equity value. The Compensation Committee reviews j2 Global’s compensation strategy annually. As part of this process, the Compensation Committee considers whether j2 Global’s current compensation programs should be modified and whether new programs or elements of compensation should be introduced in order to better meet j2 Global’s overall compensation objectives.

Compensation for j2 Global’s executives, including for 2009, consists of salary, participation in an executive bonus program, stock option grants and restricted stock awards. j2 Global’s Compensation Committee has not adopted any formal policy for allocating compensation between long-term and short-term, between cash and non-cash or among different forms of non-cash compensation. Rather, the Compensation Committee helps the Board of Directors assess past performance and anticipated future contribution of each executive officer and recommends to the Board of Directors, for approval by a majority of independent directors, the total amount and mix of each element of compensation.

In making such recommendations, the Compensation Committee also considers the market compensation of similarly-situated executives at other companies, as reflected in third-party compensation surveys, which it purchases from time to time. j2 Global most recently purchased such a compensation survey in 2008 (the “Compensation Survey”) in connection with the Compensation Committee’s retention of an outside compensation expert to review all aspects of j2 Global’s compensation program and to make recommendations. The Compensation Survey information included compensation data by job function for the following twenty companies: Blackboard, Cbeyond, comScore, Concur, Dealertrack, Dice Holdings, Digital River, Equinix, Kenexa, NeuStar, Omniture, Premiere Global Services, RealNetworks, RightNow, Skillsoft, Taleo, TechTarget, Ultimate Software, ValueClick and Websense, each of which was considered similar to j2 Global in terms of revenues, number of employees, market capitalization and other factors. For each of these peer companies, the compensation data was compiled using proprietary third-party surveys and publicly disclosed documents and provide information regarding each executive’s salary, as well as other short- and long-term compensation, including cash bonuses and equity incentive compensation.

The Chief Executive Officer and the President, as well as the Chairman of the Board of Directors, participate actively in this process, with the Chief Executive Officer and the President being primarily responsible for establishing compensation payable to non-executive officers. In setting compensation for any given year, the Compensation Committee generally does not consider the amount of compensation from prior periods or amounts realizable from prior compensation.

j2 Global’s compensation objective is to link compensation to continuous improvements in corporate performance and increase in stockholder value. j2 Global’s executive compensation program goals include the following:

•
to establish pay levels that attract, retain and motivate highly qualified executive officers, while considering the overall market competitiveness for such executive talent and balancing the relationship between total stockholder return and direct compensation;

•	to align executive officer remuneration with the interests of the stockholders;

•	to recognize superior individual performance;

•
to balance base and incentive compensation to complement j2 Global’s annual and longer-term business objectives and strategies and encourage the fulfillment of those objectives and strategies through executive officer performance; and

•	to provide compensation opportunities based on j2 Global’s performance.

Compensation Components

Executive compensation consists of the following elements:

Salary. Base salary is the fixed portion of executive pay and is set to reward individuals’ current contributions to j2 Global and compensate them for their expected day-to-day performance. Base salaries are evaluated annually for all executive officers. In determining appropriate salary levels for the executive officers to recommend to the Board of Directors for its approval, the Compensation Committee considers, among other factors, the officer’s scope of responsibility, prior experience and past performance, and data on prevailing compensation levels in relevant markets for executive talent. The Compensation Committee generally targets executive salaries at or below the median percentile for comparable positions at comparable companies based upon third-party compensation survey information, including the Compensation Survey. The Compensation Committee conducts an annual review of executive salaries, taking into account compensation survey information to help ensure that executive salaries remain in line with the Compensation Committee’s target range and j2 Global’s and each individual’s performance. In addition to the survey information, the Compensation Committee considers various other factors. For example, the Compensation Committee did not recommend executive officer base salary increases in 2009 due to the uncertain state of the economy.

Bonus. j2 Global has established an executive bonus program for awarding bonuses to j2 Global’s senior executives, including the named executive officers. Bonus guidelines under the program are established each year and are designed to encourage and reward senior management for (a) attaining company-wide financial goals, (b) improving the financial and operational health of j2 Global, and (c) meeting or exceeding individually defined goals and objectives for each executive. The program provides guidelines only as to payment of bonuses to executive program participants and is non-binding and does not create any contract right between j2 Global and the participants.

The process for determining bonuses under this program begins with development of corporate financial targets. In addition, individual goals and objectives are set for each program participant except the Chief Executive Officer and the President, who bear ultimate responsibility for achievement of the corporate financial targets and the budget. Mr. Adelman’s individual goals and objectives included the following: improvement in effectiveness and oversight of litigation and other adversarial matters, cost containment, effective oversight regarding regulatory matters and implementing enhancements to document retention procedures. Ms. Griggs’ individual goals and objectives included the following: evaluate and implement process automations, reduce costs, expand billing and collections capabilities, evaluate investment alternatives and expand and streamline domestic and international finance capabilities. The financial objectives are generally in alignment with j2 Global’s budget for the year, which budget is used as a basis for j2 Global’s public disclosures regarding its expected annual financial performance. The individual goals and objectives are designed to help j2 Global achieve its financial goals. The corporate financial objectives and all individual goals and objectives are recommended by the Compensation Committee for approval by the Board of Directors and approved by a majority of independent directors.

Under the program for 2009, j2 Global established a “bonus pool” based upon an aggregate of specified percentages of base salary of all eligible executives, ranging from 25% to 75%. For the Chief Executive Officer, the “target” bonus percentage was 75% of his base salary. For the President, the “target” bonus percentage was 50% of his base salary. For the Vice President, General Counsel and Secretary and for the Chief Financial Officer the “target” bonus percentage was 35% of each of their respective base salaries. These percentages were determined based on the named executive officers’ relative level of responsibility, size and complexity of the job, past contributions to j2 Global’s performance and expected contributions to j2 Global’s future success based on the executive’s articulated goals and objectives, as well as the market compensation of similarly-situated executives at other companies as reflected in third-party compensation surveys.  However, the Compensation Committee retains the discretion to award bonus percentages higher or lower than these targets based on the overall plan funding level and the Committee’s subjective assessment of each individual’s achievement of his or her individual goals and objectives, as applicable.

The bonus program provided that the bonus pool would be “funded” only if j2 Global achieved at least 95% of the budgeted fiscal 2009 operating income, net income and earnings per fully diluted share ($108.4 million, 77.8 million and $1.71 per share, respectively), exclusive of any benefit to earnings from prior periods, non-cash compensation expense pursuant to FAS 123(R) and acquisitions by agreement with the Compensation Committee (the “Threshold Earnings Targets”). Even if the Threshold Earnings Targets were achieved, the pool would be funded only if they were achieved in a manner consistent with j2 Global achieving other specified financial targets; specifically, revenue of $241.2 million, assuming FAS 123(R) expense of approximately $0.12 to $0.16 per diluted share and a tax rate of approximately 30.5% (the “Other Corporate Objectives”). Notwithstanding the achievement of the program criteria, the Compensation Committee retained discretion to increase or decrease the funding of the bonus pool based on factors it deemed appropriate.

Under the 2009 bonus program, if the Threshold Earnings Targets were achieved in a manner consistent with the Other Corporate Objectives, the bonus pool would be funded based upon the operating income portion of the Threshold Earnings Targets (the “Operating Income Targets”). If the Operating Income Targets were achieved in a manner consistent with the Other Corporate Objectives, the bonus pool would be funded at 100%. If less than 95% of the Operating Income Targets were achieved, the bonus pool would be not funded at all. If more than 105% of the Operating Income Targets were achieved in a manner consistent with the Other Corporate Objectives, the bonus pool could be funded up to 150% of the target pool amount. If at least 95% but not more than 105% of the Operating Income Targets were achieved the bonus pool could be funded at between 50% and 150% of the target pool amount, or between $584,248 and $1,752,743, depending on the actual percentage of the Operating Income Targets achieved.

Once the bonus pool was funded, individual bonuses were to be established by evaluating each executive’s relative contribution to the success of j2 Global as a whole, as well as his or her success in meeting his or her individual objectives. Individual bonus amounts were to be recommended by the Compensation Committee for approval by the Board of Directors and approved by a majority of independent directors.

In 2010, the Compensation Committee recommended for approval by the Board of Directors, and the independent members of the Board of Directors approved: (a) funding the pool established under the 2009 executive bonus program at the 150% level based upon the program formula and (b) awarding the following bonuses from such pool to the named executive officers: Nehemia Zucker – $516,375; R. Scott Turicchi – $ 281,250; Jeffrey D. Adelman – $128,000; Kathleen M. Griggs – $145,000. The bonus levels for Messrs. Zucker and Turicchi were based on the overall financial performance of j2 Global for 2009, including the level of operating income. The bonus levels for Mr. Adelman and Ms. Griggs were based on the overall financial results of the Company for 2009 as well as an assessment that each of them had satisfied their individual goals and objectives at a high level.

j2 Global does not have any policy regarding the adjustment or recovery of awards under the bonus program in the event that the relevant performance measures are later restated or adjusted.

Stock-Based Compensation. Stock-based compensation awards, including stock options, restricted stock, stock appreciation rights, restricted stock units and performance shares, are designed to align the interests of executives and employees with the long-term interests of the stockholders. j2 Global approves stock-based compensation awards subject to vesting periods to retain executives and employees and encourage sustained contributions. To date, j2 Global has only awarded stock-based compensation in the form of stock options and restricted stock because it believes that these forms of compensation are most likely to retain and incentivize the employees to improve stockholder value. j2 Global does not follow a practice of making annual stock-based compensation awards. Rather, it has historically made these awards every three to five years based upon individual performance and the amount of previously approved awards that have not yet vested. j2 Global also sometimes approves awards in connection with promotions or significant increases in responsibility of executive officers. In general, the Compensation Committee determines the appropriate size of stock-based compensation awards by evaluating the relative importance of the contributions of each executive and the expected future value of each award over the vesting period. The Compensation Committee also takes into account from time to time information provided by third-party compensation surveys, including the Compensation Survey, that provide market compensation data of similarly-situated executives at similar companies.  This process is designed to achieve the proper balance between incentivizing and retaining the services of our executive officers and other key employees, while continuing to preserve stockholder value. In striking this balance, the Compensation Committee has determined to issue stock options with a vesting period of five years, with a pro rata portion vesting on each anniversary of the grant date. The exercise price of options is the closing market price on the date of grant. The Compensation Committee has determined to set the typical vesting period of restricted stock awards at five years, vesting on the following graduated schedule on each anniversary of the date of award: 10% on the first anniversary, 15% on the second anniversary, 20% on the third anniversary, 25% on the fourth anniversary and 30% on the fifth anniversary.

In 2009, the following stock-based compensation awards were made to the named executive officers subject to these typical vesting schedules:

Nehemia Zucker:	155,000 stock options
155,000 restricted shares

R. Scott Turicchi:	100,000 stock options
100,000 restricted shares

Jeffrey D. Adelman:	43,000 stock options
43,000 restricted shares

Kathleen M. Griggs:	43,000 stock options
43,000 restricted shares

Employee Stock Purchase Plan. j2 Global offers all of its employees, including j2 Global’s executive officers, the opportunity to purchase j2 Global’s common stock through a tax-qualified employee stock purchase plan (“ESPP”). Under the ESPP, eligible employees can withhold up to 15% of their earnings, up to certain maximums, to be used to purchase shares of j2 Global’s common stock at certain plan-defined dates. The price of j2 Global common stock purchased under the ESPP for the offering periods is equal to 95% of its fair value at the end of the offering period.

Other Compensation. j2 Global’s executive officers are entitled to participate in j2 Global’s health, vision, dental, life and disability insurance plans, and j2 Global’s tax-qualified 401(k) plan, to the same extent that j2 Global’s other employees are entitled to participate. Participants in the 401(k) plan are eligible for up to a $500 annual company match, which vests over a three-year period. In addition, j2 Global pays a higher portion of employer contributions toward premiums for executives to participate in the health, vision and dental plans.

Change in Control and Severance Arrangements. j2 Global has not provided change of control or severance arrangements to any of j2 Global’s executive officers, except Mr. Zucker. Mr. Zucker has an employment agreement which has no specified term and is terminable at will by either party, but provides for severance payments equal to six months’ salary in the event of a termination by j2 Global without cause. Under Mr. Zucker’s employment agreement, “cause” means (i) any act or failure to act, done or omitted in bad faith, (ii) persistent unavailability for service, habitual neglect, material misconduct (after notice and a reasonable opportunity to cure) or dishonesty, or (iii) conviction of a felony (other than ordinary traffic violations or similar minor offenses). If Mr. Zucker had been terminated without cause on December 31, 2009, he would have been entitled to receive $229,500.

In addition, in the event of a change of control of j2 Global, each option granted under the Second Amended and Restated 1997 Stock Option Plan or the 2007 Stock Plan will become immediately exercisable in full and all outstanding restrictions on each share of restricted stock shall immediately be canceled in full unless the Board of Directors determines that the holder has been offered substantially identical replacement options or replacement shares of restricted stock, as the case may be, and a comparable position at the acquiring company.

Summary

After its review of all existing programs, consideration of current market and competitive conditions, and alignment with j2 Global’s overall compensation objectives and philosophy, the Compensation Committee believes that the total compensation program for j2 Global’s executive officers is focused on increasing value for stockholders and enhancing j2 Global’s performance. The

Compensation Committee currently believes that, although it does not target a specific percentage as being incentive compensation, a significant portion of compensation of executive officers is properly tied to stock appreciation or stockholder value through stock-based compensation awards and annual incentive bonus measures. j2 Global’s Compensation Committee believes that its executive compensation levels are competitive with the compensation programs offered by other corporations with which it competes for executive talent.

Notwithstanding anything to the contrary set forth in any of j2 Global’s filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, that might incorporate future filings, including this proxy statement, in whole or in part, the following Compensation Committee Report shall not be deemed to be “Soliciting Material,” is not deemed “filed” with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filings.

COMPENSATION COMMITTEE REPORT

Management of j2 Global has prepared the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K, and the Compensation Committee of the Board of Directors has reviewed and discussed it with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for j2 Global’s 2010 Annual Meeting of Stockholders.

Submitted by the Compensation Committee of the Board of Directors,

Michael P. Schulhof, Chairman
Douglas Y. Bech
Robert J. Cresci

COMPENSATION RISK

The Compensation Committee has reviewed the Company’s compensation policies and practices for all employees, including executive and non-executive officers, and determined that j2 Global’s compensation programs do not give rise to risks reasonably likely to have a material adverse effect on the Company.  The Committee noted several design features of j2 Global’s cash and equity incentive programs for all executive officers in particular that reduce the likelihood of excessive risk-taking and instead encourage behaviors that support sustainable value creation:

•	The program design provides a balanced mix of cash and equity, annual and longer-term incentives, and performance metrics (revenue, earnings, and total shareholder return).

•	There is a significant weighting towards long-term incentive compensation that discourages short-term risk taking.

•	Goals are appropriately set to avoid targets that, if not achieved, result in a large percentage loss of compensation.

•	Maximum funding level of the executive bonus program is capped at 150 percent of target.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee currently consists of Messrs. Bech, Cresci and Schulhof. j2 Global has no interlocking relationships or other transactions involving any of its Compensation Committee members that are required to be reported pursuant to applicable SEC rules. No member of the Compensation Committee has ever been an officer or employee of j2 Global.

Summary Compensation Table

The table below summarizes the total compensation earned by each of the named executive officers in 2007, 2008 and 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Nehemia Zucker	2007	$402,789	–	$162,250	$319,989	$232,849	–	$67,399	$1,185,276
Chief Executive	2008	$442,000	–	–	–	$329,610	–	$11,842	$783,452
Officer	2009	$459,000	–	$2,664,450	$1,470,950	$516,375	–	$272,527	$5,383,302

Scott Turicchi	2007	$349,616	–	$129,800	$255,991	$165,657	–	$205,681	$1,106,745
President	2008	$377,885	–	–	–	$187,050	–	$104,180	$669,115
	2009	$375,000	–	$1,719,000	$949,000	$281,250	–	$13,729	$3,337,979

Jeffrey D. Adelman	2007	$221,154	–	$97,350	$191,983	$71,459	–	$15,556	$597,502
Vice President,	2008	$260,000	–	–	–	$77,908	–	$11,842	$349,750
General Counsel	2009	$270,000	–	$739,170	$408,070	$128,000	–	$243,532	$1,788,772
& Secretary

Kathleen M. Griggs	2007	$146,154	–	$1,005,300	$2,095,992	$51,042	–	$1,552	$3,300,040
Chief Financial	2008	$260,000	–	–	–	$77,908	–	$6,082	$343,990
Officer	2009	$270,000	–	$739,170	$408,070	$145,000	–	$7,140	$1,569,380
________________
(1)
These amounts represent the grant date fair value under ASC 718 for restricted stock awards and stock options granted in 2009. The ASC 718 value as of the grant date for stock awards and stock options is spread over the number of months of service required for the grant to become non-forfeitable. There can be no assurance that the ASC 718 amount will ever be realized. Assumptions used in the calculation of these amounts for awards granted in 2009 are included in Note 11, “Stock Options and Employee Stock Purchase Plan” to the audited financial statements for the fiscal year ended December 31, 2009 included in j2 Global’s Annual Report on Form 10-K filed with the SEC on February 23, 2010.

(2)	Amounts reported in this column represent compensation earned in the year in which they were reported and were paid in the following fiscal year.

All Other Compensation

The following table and related footnotes describe each component of the column entitled “All Other Compensation” in the Summary Compensation Table.

Name	Year	Perquisites and Other Personal Benefits ($)	Tax Reimbursements ($)	Insurance Premiums ($)		Company Contributions to Retirement and 401(k) Plans ($)	Severance Payments/ Accruals(8) ($)	Change in Control Payments / Accruals ($)	Other		Total ($)
Nehemia	2007	–	–	$10,017	(1)	$500	–	–	$56,882	(9)	$67,399
Zucker	2008	–	–	$11,342	(2)	$500	–	–	–		$11,842
	2009	–	–	$13,229	(6)	$500	–	–	$258,798	(11)	$272,527

R. Scott	2007	–	–	$10,017	(1)	$500	–	–	$195,164	(9)	$205,681
Turicchi	2008	–	–	$11,342	(2)	$500	–	–	$92,338	(10)	$104,180
	2009	–	–	$13,229	(6)	$500	–	–	–		$13,729

Jeffrey D.	2007	–	–	$9,304	(3)	$500	–	–	$5,752	(9)	$15,556
Adelman	2008	–	–	$11,342	(2)	$500	–	–	–		$11,842
	2009	–	–	$13,229	(6)	$500	–	–	$229,803	(11)	$243,532

Kathleen M.	2007	–	–	$1,552	(4)	–	–	–	–		$1,552
Griggs	2008	–	–	$5,582	(5)	$500	–	–	–		$6,082
	2009	–	–	$6,640	(7)	$500	–	–	–		$7,140
________________
(1)	Consists of $9,976 in medical, dental and vision insurance premium contributions and $41 in life insurance premium contributions for $15,000 in life insurance benefits.

(2)	Consists of $11,300 in medical, dental and vision insurance premium contributions and $41 in life insurance premium contributions for $15,000 in life insurance benefits.

(3)	Consists of $9,263 in medical, dental and vision insurance premium contributions and $41 in life insurance premium contributions for $15,000 in life insurance benefits.

(4)	Consists of $1,539 in medical, dental and vision insurance premium contributions and $13 in life insurance premium contributions for $15,000 in life insurance benefits.

(5)	Consists of $5,541 in medical, dental and vision insurance premium contributions and $41 in life insurance premium contributions for $15,000 in life insurance benefits.

(6)	Consists of $13,190.20 in medical, dental and vision insurance premium contributions and $38.40 in life insurance premium contributions for $15,000 in life insurance benefits.

(7)	Consists of $6,601.66 in medical, dental and vision insurance premium contributions and $38.40 in life insurance premium contributions for $15,000 in life insurance benefits.

(8)	Mr. Zucker has a severance agreement with j2 Global pursuant to which he is entitled to receive severance payments equal to six months’ salary in the event of a termination by j2 Global without cause.

(9)
In order to avoid potential taxation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), in December 2006, j2 Global offered each named executive officer and director the option to increase the exercise price of certain of their stock options. This payment represents compensation for the decreased value of the portion of such options that vested during 2007 resulting from the increase in exercise price.

(10)
In order to avoid potential taxation under Section 409A of the Internal Revenue Code, in December 2006, j2 Global offered each named executive officer and director the option to increase the exercise price of certain of their stock options. This payment represents compensation for the decreased value of the portion of such options that vested during 2008 resulting from such increase in exercise price.

(11)	Represents reimbursement for taxes owed under Section 409A of the Internal Revenue Code, grossed up for federal and state income taxes.

Grants of Plan-Based Awards Table

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Nehemia Zucker	3/5/2009	–	–	–	–	–	–	155,000	(2)	155,000	(3)	$17.19	$4,135,400

R. Scott Turicchi	3/5/2009	–	–	–	–	–	–	100,000	(2)	100,000	(3)	$17.19	$2,668,000

Jeffrey D. Adelman	3/5/2009	–	–	–	–	–	–	43,000	(2)	43,000	(3)	$17.19	$1,147,240

Kathleen M. Griggs	3/5/2009	–	–	–	–	–	–	43,000	(2)	43,000	(3)	$17.19	$1,147,240

________________
(1)
Cash bonuses are disclosed in the Summary Compensation Table above. We believe a tabular disclosure of cash bonuses would not be helpful to an investor’s understanding of j2 Global’s compensation practices because bonuses are granted at the discretion of the Compensation Committee in accordance with the methodology outlined under “Compensation Discussion and Analysis – Bonus” above.

(2)	The option vests and becomes exercisable in five equal annual installments on each anniversary of the grant date, beginning on March 5, 2010.

(3)	This restricted stock award vests on the following vesting schedule: 10% on March 5, 2010, 15% on March 5, 2011, 20% on March 5, 2012, 25% on March 5, 2013 and 30% on March 5, 2014.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the holdings of stock options and restricted stock by the named executive officers at December 31, 2009.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable

Nehemia Zucker	72,000	36,000	–	$18.77	8/31/2015	176,750	(10)	$3,596,863	–	–
	6,000	9,000	–	$32.45	8/3/2017	–		–	–	–
	0	155,000	–	$17.19	3/5/2019	–		–	–	–

R. Scott Turicchi	320,000	–	–	$2.07	7/12/2010	119,500	(11)	$2,431,825	–	–
	37,500	–	–	$0.94	12/28/2011	–		–	–	–
	12,500	–	–	$1.17	12/28/2011	–		–	–	–
	8,000	–	–	$3.53	6/25/2012	–		–	–	–
	8,000	–	–	$4.47	6/25/2012	–		–	–	–
	44,500	–	–	$6.88	5/8/2013	–		–	–	–
	133,500	–	–	$8.95	5/8/2013	–		–	–	–
	132,000	33,000	–	$18.77	8/31/2015	–		–	–	–
	4,800	7,200	–	$32.45	8/3/2017	–		–	–	–
	–	100,000	–	$17.19	3/5/2019	–		–	–	–

Jeffrey D. Adelman	24,000	12,000	–	$18.77	8/31/2015	51,250	(12)	$1,042,938	–	–
	3,600	5,400	–	$32.45	8/3/2017	–		–	–	–
	–	43,000	–	$17.19	3/5/2019	–		–	–	–

Kathleen M. Griggs	36,000	54,000	–	$33.51	6/15/2017	65,500	(13)	$1,332,925	–	–
	–	43,000	–	$17.19	3/5/2019	–		–	–	–

________________
(1)
The market value is determined by multiplying the number of shares by $20.35, the closing trading price of j2 Global common stock on the Nasdaq Global Market on December 31, 2009, the last trading day of the fiscal year.

(2)
The option was granted on August 31, 2005. The option vests and becomes exercisable in five equal annual installments. The first installment vested on August 31, 2006. The option will become fully vested on August 31, 2010.

(3)
The option was granted on August 3, 2007. The option vests and becomes exercisable in five equal annual installments. The first installment vested on August 3, 2008. The option will become fully vested on August 3, 2012.

(4)
The option was granted on March 5, 2009. The option vests and becomes exercisable in five equal annual installments. The first installment will vest on March 5, 2010. The option will become fully vested on March 5, 2014.

(5)	The option was granted on July 12, 2000. The option vested and became exercisable in four equal annual installments. The option fully vested on July 12, 2004.

(6)	The option was granted on December 28, 2001. The option vested and became exercisable in four equal annual installments. The option fully vested on December 28, 2005.

(7)
The option was granted on June 25, 2002. The option appears on two lines with two separate exercise prices because, in December 2006, the exercise price for the non-qualified portion of the option was increased in order to avoid potential taxation under Section 409A of the Internal Revenue Code. The option vested and became exercisable in four equal annual installments. The option fully vested on June 25, 2006.

(8)
The option was granted on May 8, 2003. The option appears on two lines with two separate exercise prices because, in December 2006, the exercise price for a portion of the option was increased in order to avoid potential taxation under Section 409A of the Internal Revenue Code. The option vested and became exercisable in four equal annual installments. The option fully vested on May 8, 2007.

(9)
The option was granted on June 15, 2007. The option vests and becomes exercisable in five equal annual installments.  The first installment vested on June 15, 2008. The option will become fully vested on June 15, 2012.

(10)
Consists of the following restricted stock awards: (a) 60,000 restricted shares of j2 Global common stock granted on August 31, 2005 with the following vesting schedule: 10% on August 31, 2006, 15% on August 31, 2007, 20% on August 31, 2008, 25% on August 31, 2009 and 30% on August 31, 2010; (b) 5,000 restricted shares of j2 Global common stock granted on August 3, 2007 with the following vesting schedule: 10% on August 3, 2008, 15% on August 3, 2009, 20% on August 3, 2010, 25% on August 3, 2011 and 30% on August 3, 2012; and (c) 155,000 restricted shares of j2 Global common stock granted on March 5, 2009 with the following vesting schedule: 10% on March 5, 2010, 15% on March 5, 2011, 20% on March 5, 2012, 25% on March 5, 2013 and 30% on March 5, 2014.

(11)
Consists of the following restricted stock awards: (a) 55,000 restricted shares of j2 Global common stock granted on August 31, 2005 with the following vesting schedule: 10% on August 31, 2006, 15% on August 31, 2007, 20% on August 31, 2008, 25% on August 31, 2009 and 30% on August 31, 2010; (b) 4,000 restricted shares of j2 Global common stock granted on August 3, 2007 with the following vesting schedule: 10% on August 3, 2008, 15% on August 3, 2009, 20% on August 3, 2010, 25% on August 3, 2011 and 30% on August 3, 2012; and (c) 100,000 restricted shares of j2 Global common stock granted on March 5, 2009 with the following vesting schedule: 10% on March 5, 2010, 15% on March 5, 2011, 20% on March 5, 2012, 25% on March 5, 2013 and 30% on March 5, 2014.

(12)
Consists of the following restricted stock awards: (a) 20,000 restricted shares of j2 Global common stock granted on August 31, 2005 with the following vesting schedule: 10% on August 31, 2006, 15% on August 31, 2007, 20% on August 31, 2008, 25% on August 31, 2009 and 30% on August 31, 2010; (b) 3,000 restricted shares of j2 Global common stock granted on August 3, 2007 with the following vesting schedule: 10% on August 3, 2008, 15% on August 3, 2009, 20% on August 3, 2010, 25% on August 3, 2011 and 30% on August 3, 2012; and (c) 43,000 restricted shares of j2 Global common stock granted on March 5, 2009 with the following vesting schedule: 10% on March 5, 2010, 15% on March 5, 2011, 20% on March 5, 2012, 25% on March 5, 2013 and 30% on March 5, 2014.

(13)
Consists of the following restricted stock awards: (a) 30,000 restricted shares of j2 Global common stock granted on June 15, 2007 with the following vesting schedule: 10% on June 15, 2008, 15% on June 15, 2009, 20% on June 15, 2010, 25% on June 15, 2011 and 30% on August 3, 2012; and (b) 43,000 restricted shares of j2 Global common stock granted on March 5, 2009 with the following vesting schedule: 10% on March 5, 2010, 15% on March 5, 2011, 20% on March 5, 2012, 25% on March 5, 2013 and 30% on March 5, 2014.

Option Exercises and Stock Vested

The following table sets forth certain information with respect to stock options exercised and vested stock awards by j2 Global’s executive officers during the fiscal year ended December 31, 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Nehemia Zucker	—	—	15,750	$338,513

R. Scott Turicchi	—	—	14,350	$308,208

Jeffrey D. Adelman	—	—	5,450	$117,628

Kathleen M. Griggs	—	—	4,500	$102,960

Equity Compensation Plan Information

The following table provides information as of December 31, 2009 regarding shares outstanding and available for issuance under j2 Global’s existing stock option plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders(1)	4,480,591	$13.17	4,203,637 (2)
Equity compensation plans not approved by security holders	—	—	—
________________

(1)	These plans consist of the Second Amended and Restated 1997 Stock Option Plan, the 2007 Stock Plan and the 2001 Employee Stock Purchase Plan.

(2)
Of these, as of December 31, 2009, 2,542,110 shares remained available for grant under the 2007 Stock Plan and 1,661,527 shares remained available for grant under the 2001 Employee Stock Purchase Plan. The Second Amended and Restated 1997 Stock Option Plan terminated on October 24, 2007, and no additional shares were available for grant under that plan after the termination date.

Second Amended and Restated 1997 Stock Option Plan

j2 Global’s 1997 Stock Option Plan was adopted by the Board of Directors and approved by the stockholders in November 1997 and was subsequently twice amended and restated (as amended and restated, the “1997 Plan”). A total of 12 million shares of j2 Global’s common stock were reserved for issuance under the 1997 Plan. On October 24, 2007, upon the adoption of the j2 Global Communications, Inc. 2007 Stock Plan by j2 Global’s stockholders, the 1997 Plan was terminated and no additional options or shares of restricted stock are available for grant under the 1997 Plan. As of December 31, 2009,

3,325,390 options and 171,600 shares of restricted stock were outstanding under the 1997 Plan, all of which continue to be governed by the 1997 Plan. The 1997 Plan is administered by the Compensation Committee of j2 Global’s Board of Directors.

The 1997 Plan provided for grants to employees, including officers and employee directors, of “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code and for grants of non-statutory stock options and restricted stock awards to employees, including officers and employee directors, and consultants, who may be non-employee directors.

Options generally have a term of 10 years. For options granted in 1999 and prior years, one-third of the options vested equally over three years on each anniversary of the grant date. For options granted after 1999 but before August 2005, one-quarter of the options vested equally over four years on each anniversary of the grant date. For options granted during or after August 2005, one-fifth of the options vest equally over five years on each anniversary of the grant date.

The option exercise price may not be less than the higher of the par value or 100% of the fair market value of j2 Global’s common stock on the grant date. However, non-statutory options may be granted at exercise prices of not less than the higher of the par value or 85% of the fair market value of j2 Global’s common stock on the grant date. In the case of an incentive stock option granted to a person who at the time of the grant owns stock representing more than 10% of the total combined voting power of all classes of j2 Global’s common stock, the option exercise price for each share of j2 Global common stock covered by such option may not be less than 110% of the fair market value of a share of j2 Global’s common stock on the grant date.

Restricted stock awards are generally subject to a five-year restricted period, which commences on the award date, with restrictions lapsing as to 10% of the shares on the first anniversary of the award date, 15% of the shares on the second anniversary of the award date, 20% on the third anniversary of the award date, 25% on the fourth anniversary of the award date, and 30% on the fifth anniversary of the award date.

Upon the death or termination of employment of an optionee other than for cause, all options ceases to vest and must be exercised within a period of time specified in the 1997 Plan; otherwise, the options expire. In the event of a change of control of j2 Global, as defined in the 1997 Plan, each option and each share of restricted stock will become immediately exercisable in full unless the Board of Directors determines that the holder has been offered substantially identical replacement options or replacement shares of restricted stock, as the case may be, and a comparable position at the acquiring company.

2007 Stock Plan

j2 Global’s 2007 Stock Plan (the “2007 Plan”) was adopted by the Board of Directors and approved by j2 Global’s stockholders on October 24, 2007. A total of 4.5 million shares of j2 Global’s common stock have been reserved for issuance under the 2007 Plan, subject to adjustment for recapitalization events. As of December 31, 2009, there were 2,542,110 shares available for grant under the 2007 Plan. The 2007 Plan permits the issuance of awards in the form of stock options, including incentive stock options within the meaning of Section 422 of the Internal Revenue Code, stock appreciation rights, restricted stock, restricted stock units, performance shares and share units and other stock-based awards. As of December 31, 2009, 1,155,201 options and 776,231 shares of restricted stock were outstanding under the 2007 Plan.

The 2007 Plan appoints the Compensation Committee of j2 Global’s Board of Directors as the 2007 Plan administrator and provides the Compensation Committee discretionary authority from time to time to give to employees of j2 Global or a subsidiary, members of j2 Global’s Board of Directors and consultants selected by the Compensation Committee awards permitted under the 2007 Plan. However, no individual may receive awards with respect to more than 400,000 j2 Global common shares in any one-year period.

As the 2007 Plan administrator, the Compensation Committee determines the terms of the awards granted, including the exercise price of each option, the number of shares subject to each option and covered by each restricted stock or other stock-based award and the vesting or similar terms of each award. The 2007 Plan administrator also has the full power to select the individuals to whom stock-based awards will be granted and to make any combination of grants to any participants. Notwithstanding the powers bestowed on the Compensation Committee under the terms of the 2007 Plan, j2 Global has adopted a policy that, among other things, requires that all stock-based compensation awards be finally approved by a majority of outside directors within the meaning of Section 162(m) of the Internal Revenue Code.

In addition, the 2007 Plan permits grants of options under it in substitution for options held by employees of other companies who become eligible to receive options under the 2007 Plan as a result of a merger, consolidation, reorganization or similar event. The terms and conditions of the substitute options may vary from those contemplated by the 2007 Plan to the extent deemed appropriate by the Compensation Committee in order to conform the terms and conditions of the substitute options to those of the options they replace.

The 2007 Plan provides that any shares subject to 2007 Plan options that expire or are cancelled unexercised, and any restricted shares that are forfeited on which no dividends have been paid (or on which dividends have been paid if the dividends also are forfeited), again would become available for 2007 Plan purposes.

Options have a maximum term of 10 years and vest as determined by the 2007 Plan administrator. The option exercise price may not be less than the higher of the par value or 100% of the fair market value of j2 Global’s common stock on the grant date. However, non-statutory options may be granted at exercise prices of not less than the higher of the par value or 85% of the fair market value of j2 Global’s common stock on the date the option is granted. In the case of an incentive stock option granted to a person who at the time of the grant owns stock representing more than 10% of the total combined voting power of all classes of j2 Global’s common stock, the option exercise price for each share of j2 Global common stock covered by such option may not be less than 110% of the fair market value of a share of j2 Global’s common stock on the grant date of such option and such option may not be exercisable after the expiration of five years from the grant date of such option.

Upon the death or termination of employment of an optionee other than for cause, all options ceases to vest and must be exercised within a period of time specified in the 2007 Plan; otherwise, the options expire. In the event of a change of control of j2 Global, as defined in the 2007 Plan, each option will become immediately exercisable in full and all outstanding restrictions on each share of restricted stock shall immediately be canceled in full unless the Board of Directors determines that the holder has been offered substantially identical replacement options or replacement shares of restricted stock, as the case may be, and a comparable position at the acquiring company.

The 2007 Plan will expire in October 2017 in accordance with its terms, except that subsequent to its expiration the 2007 Plan will continue to govern stock-based compensation previously granted under it.

2001 Employee Stock Purchase Plan

j2 Global’s 2001 Employee Stock Purchase Plan (as amended and restated, the “ESPP”) was adopted by the Board of Directors and approved by the stockholders in May and June 2001, respectively. Under the ESPP, plan participants may purchase shares of j2 Global common stock at a per share price equal to 95% of the fair market value of a share of j2 Global common stock at the end of the offering period.

A total of two million shares of j2 Global’s common stock have been reserved for issuance under the ESPP. As of December 31, 2009, 338,473 shares had been issued under the ESPP and 1,661,527 shares were available for future issuance. The ESPP is administered by the Compensation Committee of j2 Global’s Board of Directors.

The ESPP is implemented through sequential offerings, each of which is referred to as an “offering,” the terms of which are referred to herein as “offering periods.” Generally, each offering period is for three months or such other duration as the Compensation Committee shall determine, not to exceed 27 months. Offering periods commence on or about February 1, May 1, August 1 and November 1 of each year and end on or about the next April 30, July 31, October 31 and January 31, respectively.

By executing an agreement to participate in the ESPP, an eligible employee is entitled to purchase shares under the ESPP, or a “purchase right.” The purchase right consists of an option to purchase a maximum number of shares of j2 Global common stock determined by either (1) dividing 15% of such eligible employee’s compensation during the offering period by the purchase price of a share of j2 Global common stock for such offering period or (2) dividing $12,500 by the fair market value of a share of j2 Global common stock on the last date of such offering period, whichever is less. If the aggregate number of shares to be purchased upon exercise of purchase rights granted in the offering would exceed the maximum aggregate number of shares available for issuance under the ESPP, the Compensation Committee would make a pro rata allocation of shares available in a uniform and equitable manner. Unless the employee’s participation is discontinued, his or her right to purchase shares is exercised automatically at the end of each offering period.

Any employee of j2 Global or of any parent or subsidiary corporation of j2 Global designated by the Compensation Committee for inclusion in the ESPP is eligible to participate in an offering under the ESPP so long as the employee has been employed by j2 Global or any designated parent or subsidiary corporation of j2 Global for at least 30 days and is customarily employed at least 20 hours per week and five months per calendar year. However, no employee who owns or holds options to purchase, or as a result of participation in the ESPP would own or hold options to purchase, five percent (5%) or more of the total combined voting power or value of all classes of stock of j2 Global or of any parent or subsidiary corporation of j2 Global is entitled to participate in the ESPP. In addition, no employee is entitled to purchase more than $25,000 worth of stock (determined based on the fair market value of the shares at the time such rights are granted) under all employee stock purchase plans of j2 Global in any calendar year.

Notwithstanding anything to the contrary set forth in any of j2 Global’s filings under the Securities Act or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the following Audit Committee Report shall not be deemed to be “Soliciting Material,” is not deemed “filed” with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filings.

AUDIT COMMITTEE REPORT

j2 Global’s management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. SingerLewak LLP, j2 Global’s independent auditor for 2009, was responsible for expressing opinions on the conformity of j2 Global’s 2009 audited financial statements with generally accepted accounting principles and on the effectiveness of j2 Global’s internal control over financial reporting as of December 31, 2009.  The Audit Committee reviews j2 Global’s financial reporting process on behalf of the Board of Directors. As part of this review for fiscal 2009, the Audit Committee met privately with SingerLewak and j2 Global’s internal auditors to discuss the Company’s financial statements and disclosures, accounting policies and their application, internal controls over financial reporting, and other matters of importance to the Audit Committee, SingerLewak or the internal auditors.

In this context, the Audit Committee reviewed and discussed with management and SingerLewak the audited financial statements for the year ended December 31, 2009, j2 Global’s internal control over financial reporting and SingerLewak’s evaluation of j2 Global’s internal control over financial reporting. The Audit Committee discussed with SingerLewak the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as may be modified or supplemented. The Audit Committee has received the written disclosures and the letter from SingerLewak required by applicable requirements of the Public Company Accounting Oversight Board regarding SingerLewak’s communications with the Audit Committee concerning independence, and has discussed with SingerLewak that firm’s independence. The Audit Committee concluded that SingerLewak’s provision of audit and non-audit services to j2 Global and its affiliates through December 31, 2009 was compatible with SingerLewak’s independence.

Based on the considerations referred to above, the Audit Committee recommended to j2 Global’s Board of Directors that the audited financial statements for the fiscal year ended December 31, 2009 be included in j2 Global’s Annual Report on Form 10-K for 2009.

Submitted by the Audit Committee of j2 Global’s Board of Directors, Robert J. Cresci, Chairman W. Brian Kretzmer Stephen Ross

INFORMATION ABOUT j2 GLOBAL’S AUDITORS

Audit Fees

SingerLewak LLP’s (“SingerLewak”) services commenced with the review of j2 Global’s financial statements for the first fiscal quarter ending March 31, 2007. The fees billed to j2 Global by SingerLewak for services rendered relating to fiscal 2008 and 2009 are set forth below.

	2009		2008
Audit Fees	$640,709	(a)	$936,647	(a)
Audit-Related Fees	12,766	(b)	12,000	(b)
Tax Fees	12,065	(c)	10,196	(d)
All Other Fees	—		—
Total	$665,540		$958,843

________________

(a)	Includes professional services rendered in connection with the annual audit and quarterly reviews of the financial statements.

(b)	Includes fees for services related to the benefit plan audit.

(c)	Includes fees for services related to an enterprise zone study and other tax-related discussions.

(d)	Includes fees for services related to an enterprise zone study.

Availability of Representatives of Independent Accountant at the Annual Meeting

Representatives of SingerLewak are expected to be present at the Annual Meeting, and will have the opportunity to make a statement at the meeting if they desire to do so. In addition, they are expected to be available at the meeting to respond to appropriate questions.

Pre-Approval Procedure for Services

The Audit Committee pre-approves all audit and audit-related services. The Audit Committee has delegated to its Chairman, Mr. Cresci, the authority to approve certain non-audit services. Pre-approval shall not be required for the provision of non-audit services if (1) the aggregate amount of all such non-audit services constitute no more than 5% of the total amount of revenues paid by j2 Global to the auditors during the fiscal year in which the non-audit services are provided, (2) such services were not recognized by j2 Global at the time of engagement to be non-audit services, and (3) such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit. No services were provided by SingerLewak pursuant to these exceptions.

CERTAIN TRANSACTIONS

Consulting Agreements

j2 Global has entered into the following consulting agreements with directors, officers and beneficial owners of more than five percent (5%) of j2 Global’s common stock:

Richard S. Ressler’s services as Chairman of the Board are provided pursuant to a consulting arrangement with Orchard Capital, a company controlled by Mr. Ressler. Under this consulting arrangement, which runs for consecutive six-month terms, Orchard Capital receives compensation of

$23,000 per month. The agreement is terminable by either party by written notice delivered at least 30 days prior to commencement of the next six-month term.

Effective October 1, 2008, j2 Global entered into a Consultancy Agreement with Mr. Rieley, pursuant to which Mr. Rieley will assist in developing and implementing a voice services public relations program for j2 Global. The Consultancy Agreement had a one-year term and automatically renews for successive one-year terms unless terminated by either party at any time and for any reason. Under the Consultancy Agreement, Mr. Rieley receives annual compensation of $60,000, payable monthly in advance, and, in the event that j2 Global requests that Mr. Rieley work more than 20 hours in any calendar month, an additional $500 for each hour that Mr. Rieley works in excess of 20 hours in such month.

Office Lease

j2 Global currently leases approximately 40,000 square feet of office and storage space with monthly lease payments of approximately $126,000 for its headquarters in Los Angeles, California under a lease that was renewed in December 2009 and expires January 31, 2020. j2 Global leases the space from CIM/Hollywood, LLC, a limited liability company indirectly controlled by j2 Global’s Chairman of the Board, Richard S. Ressler.

j2 Global believes that the transactions described above were made on terms no less favorable than could have been obtained from third parties. All transactions were negotiated at arms’ length. j2 Global intends to have all future transactions between j2 Global and its officers, directors and affiliates approved by a majority of independent and disinterested members of j2 Global’s Board of Directors or one of its committees, as appropriate, in a manner consistent with Nasdaq listing standards, Delaware law and the fiduciary duties of j2 Global’s directors.

DEADLINE FOR SUBMITTING STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE NEXT ANNUAL MEETING

Under Rule 14a-8 of the Exchange Act, certain stockholder proposals may be eligible for inclusion in j2 Global’s proxy statement and form of proxy. The date by which stockholder proposals must be received by j2 Global so that they may be considered for inclusion in the proxy statement and form of proxy for j2 Global’s 2011 Annual Meeting of Stockholders is December 3, 2010 (or if the date of the next j2 Global annual meeting of stockholders is changed by more than 30 days from the date of the Annual Meeting, a reasonable time before j2 Global begins to print and mail its proxy materials). Assuming j2 Global holds the 2011 Annual Meeting of Stockholders on the anniversary of the Annual Meeting, stockholder proposals which a stockholder does not seek to include in the proxy statement and form of proxy pursuant to Rule 14a-8 of the Exchange Act must be received by j2 Global no earlier than February 5, 2011 and no later than March 7, 2011 (unless there are fewer than 70 days between the date the next annual meeting is announced and the date it is held, in which case such advance notice must be given not more than 10 days after the date of the announcement). Notice of a stockholder’s intent to nominate candidates for election as directors must be submitted within the deadline for submission of stockholder proposals. Stockholder proposals or notices of intent to nominate candidates for election as directors should be submitted to j2 Global Communications, Inc. at its principal executive offices at 6922 Hollywood Boulevard, Suite 500, Los Angeles, California 90028.

COST OF ANNUAL MEETING AND PROXY SOLICITATION

j2 Global is paying the expenses of this solicitation. j2 Global also will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxy material to principals and obtaining their instructions. In addition to solicitation by mail, the directors, officers and employees may solicit proxies in person or by telephone, fax, email or similar means.

HOUSEHOLDING

As permitted by the Exchange Act, only one copy of this proxy statement is being delivered to stockholders residing at the same address, unless such stockholders have notified j2 Global of their desire to receive multiple copies of the proxy statement.

j2 Global will promptly deliver, upon oral or written request, a separate copy of the proxy statement, or annual reports and proxy statements in the future, to any stockholder residing at an address to which only one copy was mailed. Additionally, stockholders sharing an address may request delivery of a single copy of annual reports and proxy statements if they are receiving multiple copies of such documents. All such requests should be directed to j2 Global’s Secretary, 6922 Hollywood Boulevard, Suite 500, Los Angeles, California 90028, (323) 860-9200.

OTHER MATTERS

The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies in the enclosed form will be voted in respect thereof as the proxy holders deem advisable.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, sign and promptly return the accompanying proxy card in the enclosed envelope or, for stockholders who own their j2 Global stock through a bank or broker that provides for voting by telephone or over the Internet, submit voting instructions by telephone or the Internet.

The form of proxy and this proxy statement have been approved by the Board of Directors and are being mailed and delivered to stockholders by its authority.

By Order of the Board of Directors, Richard S. Ressler Chairman of the Board

Los Angeles, California
Dated: April 2, 2010

PROXY
j2 GLOBAL COMMUNICATIONS, INC.

ANNUAL MEETING OF STOCKHOLDERS - MAY 6, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) of j2 Global Communications, Inc., a Delaware corporation, hereby acknowledge(s) receipt of the Proxy Statement dated April 2, 2010, and hereby appoint(s) Nehemia Zucker, R. Scott Turicchi, and Jeffrey D. Adelman, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of j2 Global Communications, Inc., to be held May 6, 2010 at 10:00 a.m., local time, at the Renaissance Hollywood Hotel, 1755 N. Highland Avenue, Los Angeles, California 90028, and at any continuation or adjournment thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth below.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE APPROVAL OF ALL PROPOSALS SET OUT ON THE REVERSE SIDE, INCLUDING FOR THE ELECTION OF THE NOMINEES TO BE DIRECTORS OF j2 GLOBAL, FOR THE RATIFICATION OF THE APPOINTMENT OF SINGERLEWAK LLP TO SERVE AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL 2010 AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY CONTINUATION OR ADJOURNMENT THEREOF.

Please date, sign and mail your proxy card back as soon as possible.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL PROPOSALS BELOW

☒ PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

1.	To elect seven directors to serve the ensuing year and until their successors are elected.

1. Douglas Y. Bech	☐ FOR	☐ WITHHELD
2. Robert J. Cresci	☐ FOR	☐ WITHHELD
3. W. Brian Kretzmer	☐ FOR	☐ WITHHELD
4. Richard S. Ressler	☐ FOR	☐ WITHHELD
5. John F. Rieley	☐ FOR	☐ WITHHELD
6. Stephen Ross	☐ FOR	☐ WITHHELD
7. Michael P. Schulhof	☐ FOR	☐ WITHHELD

2.	To ratify the appointment of SingerLewak LLP to serve as the Company's independent auditors for fiscal 2010.

 ☐ FOR                 ☐ WITHHELD                              ☐ ABSTAIN

3.	To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

     ☐ FOR                 ☐ WITHHELD                              ☐ ABSTAIN

☐ Mark here for address change and note in the space provided.

Signature(s):_______________________ Date:_____________
Note: This proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon and returned promptly in the enclosed envelope. Persons in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, each person should sign.